Exhibit 16.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]

November 30, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 30, 2000 of Capital Title Group, Inc. and are in agreement with the statements contained in Item 4a. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                        /s/ Ernst & Young LLP